Exhibit 99.1
FOR IMMEDIATE RELEASE
Leap contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
James Seines, Investor Relations
858-882-6084
jseines@leapwireless.com
Leap Announces Successful Completion of Waiver Solicitation
SAN DIEGO — November 21, 2007 — Leap Wireless International, Inc. [NASDAQ:LEAP] today announced that it has received waivers from the holders of a majority of the company’s approximately $890 million senior secured term loan and $200 million revolving credit facility of certain defaults and potential defaults under the Company’s credit agreement. In connection with the waiver, the Company paid a 25 basis point fee to the lenders granting the waivers and agreed to increase the interest rate by 75 basis points. The term loans now bear interest at LIBOR plus 3.00% or the bank base rate plus 2.00%, as selected by the Company.
The lenders waived defaults and potential defaults under the credit agreement arising from both the Company’s potential breach of representations regarding the presentation of prior financial statements, which the Company has announced it will restate, and the associated delay in filing its Form 10-Q for the third quarter of 2007. The lenders also approved other amendments to the credit agreement, including an amendment that provides that entry into an agreement leading to a change of control no longer constitutes an event of default, unless and until the change of control occurs.
Under terms of the waiver, if the Company fails to finalize its third quarter financial statements by December 14, 2007 or to finalize the restatement of its prior financial statements by December 31, 2007, or if the restatements result in a cumulative net reduction in operating income for the period from January 1, 2005 through June 30, 2007 in excess of $35 million, these events would result in a default under the Company’s credit agreement.
The Company is finalizing its third quarter 2007 financial and operational results and working with its independent registered public accounting firm to review the results and to review and audit the restated financial information. The Company currently expects to finalize its third quarter financial statements and file its Form 10-Q on or before December 14, 2007. In addition, the Company currently expects to

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finalize the restatement of its prior financial statements and to file the necessary amendments to its 2006 Form 10-K and to its Form 10-Q’s for the first two quarters of 2007 on or before December 31, 2007.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered both the Cricket® and JumpTM Mobile services. The Company and its joint ventures now operate in 23 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Jump Mobile is a unique prepaid wireless service designed for the mobile-dependent, urban youth market. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Forward looking statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussion regarding the Company’s current plans to finalize its 2007 third quarter financial statements and file its quarterly report on Form 10-Q and to finalize the restatement of its prior financial statements and to file the necessary amendments to its periodic reports, and are generally identified with words such as “believe,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things, the ability of the Company to finalize its third quarter financial results and the restatement of its prior financial statements and the review of such information by its independent registered public accounting firm.
All forward-looking statements included in this news release should be considered in the context of these risk factors. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.